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                                                                    Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

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                                                                                                Nine Months Ended
                                                                                                   September 30,
                                                                                            ------------   ------------
Ratio earnings to fixed charges:                                                                2001           2000
                                                                                            ------------   ------------
 Including interest expenses on deposits  (A) plus (C) divided by (C) equals                    1.33           1.36
 Excluding interest expenses on deposits  (A) plus the sum of (C) minus (B)
                                           divided  by sum of (C) minus (B)                     4.82           4.94


Net income before income taxes                                                              $ 24,163 (A)   $ 24,131 (A)
Total interest expenses on deposits                                                           67,977 (B)     60,283 (B)
Total interest expense                                                                        74,307 (C)     66,403 (C)


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                                                                                    As of or For the Year Ended December 31,
                                                                             ---------- ---------- ---------- ---------- ----------
Ratio earnings to fixed charges:                                                2000       1999       1998       1997       1996
                                                                             ---------- ---------- ---------- ---------- ----------
 Including interest expenses on deposits  (A)plus (C) divided by (C) equals    1.36       1.39       1.21       1.32       1.39
 Excluding interest expenses on deposits  (A)plus the sum of (C) minus (B)
                                           divided  by sum of (C) minus (B)    4.95       5.02       2.33       3.01       4.20


Net income before income taxes                                               32,616 (A) 31,309 (A) 17,876 (A) 23,908 (A) 27,266 (A)
Total interest expenses on deposits                                          83,248 (B) 71,961 (B) 70,589 (B) 62,189 (B) 60,576 (B)
Total interest expense                                                       91,515 (C) 79,740 (C) 83,986 (C) 74,076 (C) 69,092 (C)
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